Exhibit 99.1

PRESS RELEASE
IMMEDIATE RELEASE

AVIRAGEN THERAPEUTICS REPORTS THIRD QUARTER FISCAL YEAR 2016 FINANCIAL RESULTS

Conference Call to be Held Today at 4:30 P.M. ET

ATLANTA, GA – May 5, 2016 – Aviragen Therapeutics, Inc. (NASDAQ:AVIR) (formerly Biota Pharmaceuticals, Inc.) today announced its financial results for the three month period ended March 31, 2016, which is the third quarter of the Company's 2016 fiscal year, and also provided an update on recent corporate and clinical developments.

“This quarter has been very rewarding and highlights significant efforts by the entire team to position the Company for success. We officially changed the name of the Company from Biota to Aviragen to reflect our shift from a drug discovery and early-stage licensing company to one focused on developing next generation antiviral therapies. On the clinical front, we were encouraged by the emerging profile of our RSV fusion inhibitor, BTA585, that successfully completed single and multiple dose Phase 1 trials. Further validating the potential of BTA585 to address significant unmet clinical needs in children and adults infected with RSV was the FDA’s Fast Track designation. The Phase 2a RSV challenge study of BTA585 and Phase 2b HRV SPIRITUS trial of vapendavir are progressing and we look forward to reporting top-line data from both trials in the second half of this year,” remarked Joseph M. Patti, PhD, President and Chief Executive Officer of Aviragen Therapeutics.

“We were also successful this quarter in significantly strengthening our balance sheet by divesting our non-core antibiotic intellectual property portfolio and, shortly after the end of the quarter, by adding $20 million of non-dilutive funds from the monetization of a portion of our Inavir® royalty. Our enhanced financial position supports our continued investment in advancing our key late-stage product candidates and anti-viral pipeline.”

Recent Corporate Highlights

Completed Royalty Deal with Healthcare Royalty Partners for Proceeds of $20 Million.

In April 2016, received gross proceeds of $20 million from HealthCare Royalty Partners from the sale of an undisclosed portion of the Company’s royalty rights related to Inavir®, an inhaled neuraminidase inhibitor that is approved in Japan for the treatment and prevention of influenza.

Transitioned Company Name to Aviragen Therapeutics, Inc. (NASDAQ:AVIR) from Biota Pharmaceuticals, Inc. The name change reflects the strategic shift in the organization’s prior focus on drug discovery and early-stage licensing to clinical development of next generation direct-acting antivirals to treat infections that have limited therapeutic options.

Announced Sale of Antibiotic Assets to Spero Therapeutics. Completed the sale of assets related to the Company’s broad spectrum antibiotic program to a newly formed subsidiary of Spero Therapeutics, LLC, a Cambridge-based biopharmaceutical company founded to develop novel therapies for the treatment of bacterial infections.

Recent Clinical Highlights

Initiated Phase 2a Efficacy Study of BTA585 for the Treatment of Respiratory Syncytial Virus (RSV) Infections. Reported the initiation of a double-blind, placebo-controlled, Phase 2a trial that is designed to evaluate the safety, pharmacokinetics, and antiviral activity of orally-dosed BTA585 in healthy volunteers challenged intranasally with RSV. The primary endpoint of the study is reduction in viral load among subjects who test positive for RSV prior to dosing.

Reported Positive Results from Phase 1 Trial for RSV Antiviral BTA585. Reported top-line safety and pharmacokinetic data from a Phase 1 multiple ascending dose (MAD) trial of BTA585. Results from the MAD trial indicated BTA585 was generally well tolerated at all dose levels; there were no serious adverse events, and no drug-related clinically-significant adverse changes were observed in either ECGs or clinical laboratory values.

Received Fast Track Designation for RSV Antiviral BTA585. Granted Fast Track designation by the FDA for BTA585, an oral fusion inhibitor, for the treatment of RSV infections in infants, young children and adults. The FDA Fast Track process is designed to expedite the development and review of drugs for the treatment of serious or life-threatening conditions and which demonstrate potential to address unmet medical needs.

Commenced Dosing in Phase 2 Trial of BTA074 for Topical Treatment of Condyloma. Dosed first subject in a Phase 2 double-blind, randomized, placebo-controlled trial to evaluate the safety, tolerability and efficacy of BTA074 5% gel in male and female patients with condyloma, or anogenital warts, caused by human papillomavirus (HPV) types 6 & 11.

Financial Results for the Three Month Period Ended March 31, 2016

The Company reported a net loss of $5.2 million for the three month period ended March 31, 2016, as compared to net income of $1.2 million in the same quarter of the prior fiscal year. Basic and diluted net loss per share was $0.14 for the three month period ended March 31, 2016, as compared to a basic and diluted net income per share of $0.03 in the same period of 2015.

Revenue decreased to $5.3 million for the three month period ended March 31, 2016 from $5.9 million in the same period in 2015 due to a $0.2 million decrease in royalty revenues from sales of the flu products Relenza® and Inavir®. The lower royalties were a result of reduced Relenza® government stockpiling orders, which were largely offset by higher royalties from Inavir® sales in Japan. Also contributing to the lower revenues was a $0.4 million decrease in revenue from services, as a result of the termination of the Company’s contract with BARDA in 2014.

Cost of revenue decreased to zero for the three month period ended March 31, 2016 from $0.3 million in the same period last year due to the termination of the Company’s contract with BARDA in 2014.

Research and development expense increased to $8.5 million for the three month period ended March 31, 2016 from $4.8 million in the same period in 2015. The increase was the result of $4.4 million in higher clinical costs related to: the ongoing Phase 2b SPIRITUS trial for vapendavir; the introduction of BTA585 into clinical trials this year, including a Phase 1 SAD/MAD trial and startup costs for a Phase 2a challenge trial; and expenses for the initiation of a Phase 2 trial for BTA074. These costs were offset in part by a decrease of $0.7 million in depreciation and facility related expenses associated with the closure of the Company’s early-stage research facility in March 2015.

Aviragen Therapeutics ● 2500 Northwinds Parkway, Suite 100 ● Alpharetta, GA 30009 ● Tel: (678) 221-3343

General and administrative expense decreased to $2.3 million for the three month period ended March 31, 2016 from $3.2 million in the same period in 2015, due largely to lower staff-related expenses and the absence this year of professional fees incurred during the acquisition of BTA074 in 2015.

The Company held $50.0 million in cash, cash equivalents, and short and long-term investments as of March 31, 2016. Additionally, in April, the Company received gross proceeds of $20 million from the sale of a portion of the royalties it receives from the flu medication, Inavir®, increasing the Company’s available cash to approximately $70 million.

Conference Call and Webcast Information

Aviragen Therapeutics will host a conference call today to review these third quarter fiscal year 2016 financial results, as well as provide a general update on the Company, via a webcast and conference call at 4:30 p.m. ET. To access the conference call, please dial (877) 312-5422 (domestic) or (253) 237-1122 (international) and refer to conference ID number 1735310. A live audio webcast of the call and the archived webcast will be available in the Investors section of the Company’s website at http://www.aviragentherapeutics.com.

About Aviragen Therapeutics

Aviragen Therapeutics is focused on the discovery and development of the next generation of direct-acting antivirals to treat infections that have limited therapeutic options and affect a significant number of patients globally. The Company has three product candidates in active clinical development: These include vapendavir, an oral treatment for human rhinovirus upper (HRV) respiratory infections in moderate-to-severe asthmatics currently being evaluated in the Phase 2b SPIRITUS trial; BTA585, an oral fusion protein inhibitor that has received Fast Track designation by the U.S. FDA, in Phase 2 development for the treatment and prevention of respiratory syncytial virus (RSV) infections; and BTA074, a topical antiviral treatment in Phase 2 development for condyloma caused by human papillomavirus types 6 & 11. For additional information about the Company, please visit www.aviragentherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning Aviragen Therapeutics’ business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including the timing of top-line readouts on our Phase 2 HRV and RSV programs. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including: the Company, the U.S. Food and Drug Administration (FDA) or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board delaying, limiting, suspending or terminating the clinical development of any of the Company's product candidates at any time for a lack of safety, tolerability, regulatory or manufacturing issues, or any other reason whatsoever; the Company's ability to secure, manage and retain qualified third-party clinical research data management and contract manufacturing organizations upon which it relies to assist in the design, development, implementation and execution of the clinical development of all its product candidates and those organizations’ ability to successfully execute their contracted responsibilities; the Company’s ability to comply with applicable government regulations in various countries and regions in which we are conducting, or expect to conduct, clinical trials; and other cautionary statements contained elsewhere in this press release and in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q and our other reports filed with the Securities and Exchange Commission. There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Aviragen Therapeutics ● 2500 Northwinds Parkway, Suite 100 ● Alpharetta, GA 30009 ● Tel: (678) 221-3343

Contacts:

Mark Colonnese

Executive Vice President and Chief Financial Officer

Aviragen Therapeutics, Inc.

(678) 221-3381

mcolonnese@aviragentherapeutics.com

Beth DelGiacco

Stern Investor Relations, Inc.

(212) 362-1200

beth@sternir.com

Aviragen Therapeutics ● 2500 Northwinds Parkway, Suite 100 ● Alpharetta, GA 30009 ● Tel: (678) 221-3343

AVIRAGEN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in millions, except per share amounts)

	March 31, 2016	June 30, 2015
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$30.6	$44.7
Short-term investments	18.4	12.9
Accounts receivable, net of allowance	10.1	12.6
Prepaid and other current assets	1.4	0.6
Total current assets	60.5	70.8
Non-current assets:
Long-term investments	1.0	7.9
Property and equipment, net	0.4	0.2
Deferred tax asset	-	0.5
Total non-current assets	1.4	8.6
Total assets	$61.9	$79.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3.7	$1.9
Accrued expenses	4.5	5.4
Short term note payable	0.5	0.2
Contract payables (BARDA)	-	1.0
Deferred tax liability	-	0.5
Total current liabilities	8.7	9.0
Non-current liabilities:
Long term note payable, net of current portion	0.3	0.8
Other liabilities, net of current portion	0.2	0.1
Total liabilities	9.2	9.9
Stockholders’ equity:
Common stock, $0.10 par value; 200,000,000 shares authorized 38,640,487 and 38,609,086 shares issued and outstanding at March 31, 2016 and June 30, 2015, respectively	3.9	3.9
Additional paid-in capital	157.2	155.6
Accumulated other comprehensive income	18.9	18.9
Accumulated deficit	(127.3)	(108.9)
Total stockholders’ equity	52.7	69.5
Total liabilities and stockholders’ equity	$61.9	$79.4

Aviragen Therapeutics ● 2500 Northwinds Parkway, Suite 100 ● Alpharetta, GA 30009 ● Tel: (678) 221-3343

AVIRAGEN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Revenue:
Royalty revenue and milestones	$5.3	$5.5	$8.8	$12.0
Revenue from services	-	0.4	-	8.5
Total revenue	5.3	5.9	8.8	20.5

Operating expense:
Cost of revenue	-	0.3	-	3.6
Research and development	8.5	4.8	20.4	14.5
General and administrative	2.3	3.2	6.7	8.2
Foreign exchange loss (gain)	(0.3)	(3.7)	0.2	(6.5)
Loss on disposal of assets		0.2	-	0.2
Total operating expense	10.5	4.8	27.3	20.0
Income (loss) from operations	(5.2)	1.1	(18.5)	0.5

Non-operating income:
Interest income	-	0.1	0.1	0.3
Total non-operating income	-	0.1	0.1	0.3

Income (loss) before tax	(5.2)	1.2	(18.4)	0.8
Income tax benefit	-	-	-	-
Net income (loss)	$(5.2)	$1.2	$(18.4)	$0.8

Basic income (loss) per share	$(0.14)	$0.03	$(0.48)	$0.02
Diluted income (loss) per share	$(0.14)	$0.03	$(0.48)	$0.02

Basic weighted-average shares outstanding	38,640,254	35,105,978	38,633,786	35,102,609
Diluted weighted-average shares outstanding	38,640,254	35,143,178	38,633,786	35,127,013

Aviragen Therapeutics ● 2500 Northwinds Parkway, Suite 100 ● Alpharetta, GA 30009 ●  Tel: (678) 221-3343